Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE
October 31, 2019
Endologix, Inc.
2 Musick
Irvine, California 92618
Re:    Securities Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Endologix, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on October 31, 2019 covering the offering of up to (i) 2,500,000 additional shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to the Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”), (ii) 500,000 additional shares of Common Stock pursuant to the Endologix, Inc. 2017 Inducement Stock Incentive Plan, as amended (the “2017 Plan”), and (iii) 500,127 additional shares of Common Stock pursuant to the Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”, and together with the 2015 Plan and the 2017 Plan, the “Plans” ). The 3,500,127 shares of Common Stock that may be issued pursuant to the Plans are referred to herein as the “Shares.”
In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plans, and the related agreements, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
STRADLING YOCCA CARLSON & RAUTH, P.C.             /s/ Stradling Yocca Carlson & Rauth, P.